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                                                                    EXHIBIT 99.8

                 ANNOUNCEMENT OF FILING REGISTRATION STATEMENT

                     IMPORTANT ANNOUNCEMENT TO THE HOLDERS
                        OF COMMON STOCK OF GENTEK INC.:
         GENTEK TO RAISE $40 MILLION, FILES S-1 REGISTRATION STATEMENT

        HAMPTON, NH -- January 10, 2000 -- GenTek Inc. (NYSE: GK) has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission for a fixed price rights offering through which it expects to raise approximately $40 million of equity capital. GenTek proposes to distribute to holders of its outstanding Common Stock, at no cost, subscription rights to purchase additional shares of the Common Stock.

        Holders of GenTek stock will receive rights for each share they hold as of the close of business on a record date to be announced on or around the date that the Registration Statement becomes effective. GenTek expects to provide additional information regarding the rights offering, including the subscription price, subscription ratio and the expiration date, in a news release issued on or about the record date. There will be significant restrictions on the transferability of the rights.

        The Registration Statement relating to the rights and the underlying GenTek stock has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This notice shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such rights or GenTek stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        This announcement includes forward-looking statements. GenTek has based these forward-looking statements on its current expectations and projections about future events. Although GenTek believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. GenTek undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.